EXHIBIT 99.1

                            COMPANY RISK FACTORS

     As used herein, unless the context otherwise requires, the "Company" and "ACC" refer to ACC Corp. and its subsidiaries, including ACC Long Distance Corp. ("ACC U.S."), ACC TelEnterprises Ltd. ("ACC Canada"), and ACC Long Distance UK Ltd. ("ACC U.K."). References herein to "dollar" and "$" are to United States dollars, references to "Cdn. $" are to Canadian dollars, references to "<pound-sterling>" are to English pounds sterling, the terms "United States" and "U.S." mean the United States of America and, unless the context otherwise requires, its states, territories and possessions and all areas subject to its jurisdiction, and the terms "United Kingdom" and "U.K." mean England, Scotland and Wales.

RECENT LOSSES; POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

     Although the Company has experienced revenue growth on an annual basis since 1990 and net income in 1996 and the first quarter of 1997, it incurred net losses and losses from continuing operations during 1994 and 1995. There can be no assurance that revenue growth will continue or that the Company will be able to maintain its profitability and positive cash flow from operations. If the Company cannot continue its revenue growth and maintain profitability and positive cash flow from operations, it may not be able to meet its debt service or working capital requirements. The Company intends to focus in the near term on the expansion of its service offerings, including its local telephone service and Internet services, and expanding its geographic markets, including deregulating Western European markets. Such expansion, particularly the establishment of new operations or acquisition of existing operations in deregulating Western European markets, may adversely affect cash flow and operating performance and these effects may be material, as was the case with the Company's U.K. operations in 1994 and 1995. As each of the telecommunications markets in which the Company operates continues to mature, growth in the Company's revenues and customer base is likely to decrease over time.

     The Company's operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company's control, including general economic conditions, specific economic conditions in the telecommunications industry, the effects of governmental regulation and regulatory changes, user demand, capital expenditures and other costs relating to the expansion of operations, the introduction of new services by the Company or its competitors, the mix of services sold and the mix of channels through which those services are sold, pricing changes by the Company or its competitors and prices charged by suppliers. As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions or enter into strategic alliances, acquisitions or investments that could have a material adverse effect on the Company's business, results of operations and cash flow. Revenues from other resellers accounted for approximately 12.7% of consolidated revenues in 1995, 25.2% of consolidated revenues in 1996 and 18% of consolidated revenues during the first three months of 1997. Carrier revenues during 1997 will be adversely affected by the loss of wholesale traffic from a large Canadian long distance carrier which accounted for approximately $13.4 million of revenue during 1996, most of which is expected to be non-recurring. Because sales to other carriers are at margins that are lower than those derived from most of the Company's other revenues, increases in carrier revenue as a percentage of revenues have in the past reduced and may in the future reduce, the Company's gross margins as a percentage of revenue. In addition, certain of its long distance carrier customers may pose credit or collection risks. See the Risk Factor discussion below of " Risks Associated With Acquisitions, Investments and Strategic Alliances" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


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SUBSTANTIAL INDEBTEDNESS; NEED FOR ADDITIONAL CAPITAL

     The Company will need to continue to enhance and expand its operations in order to maintain its competitive position, expand its service offerings and geographic markets and continue to meet the increasing demands for service quality, availability and competitive pricing. As of the end of its last five fiscal years, the Company has experienced a working capital deficit. The Company believes that, under its present business plan, cash from operations and borrowings available under its credit facility will be sufficient to meet its anticipated capital and capital expenditure requirements for the foreseeable future. The Company may need to raise additional capital from public or private equity or debt sources in order to finance its anticipated growth, including local service expansion and expansion into international markets (both of which will be capital intensive), working capital needs, debt service obligations, and, contemplated capital expenditures. In addition, the Company may need to raise additional funds in order to take advantage of unanticipated opportunities, including more rapid international expansion or acquisitions of, investments in or strategic alliances with companies that are complementary to the Company's current operations, or to develop new products or otherwise respond to unanticipated competitive pressures. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's then current shareholders would be reduced and, if such equity securities take the form of Preferred Stock or Class B Common Stock, the holders of such Preferred Stock or Class B Common Stock may have rights, preferences or privileges senior to those of holders of Class A Common Stock. There can be no assurance that the Company will be able to raise such capital on satisfactory terms or at all. If the Company decides to raise additional funds through the incurrence of debt, the Company would need to obtain the consent of its lenders under the Company's credit facility and would likely become subject to additional or more restrictive financial covenants.
In the event that the Company is unable to obtain such additional capital or is unable to obtain such additional capital on acceptable terms, the Company may be required to reduce the scope of its presently anticipated expansion, which could materially adversely affect the Company's business, results of operations and financial condition and its ability to compete. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."


DEPENDENCE ON TRANSMISSION FACILITIES-BASED CARRIERS

     The Company generally does not own telecommunications transmission lines other than the recently acquired Indefeasible Rights of Use. Telephone calls made by the Company's customers are connected through transmission lines that the Company leases under a variety of arrangements with transmission facilities-based long distance carriers, some of which are or may become competitors of the Company, including AT&T Corp. ("AT&T"), Bell Canada and British Telecommunications plc ("British Telecom"). Most inter-city transmission lines used by the Company are leased at rates that currently are less than the rates the Company charges its customers for connecting calls through these lines. Accordingly, to the extent that the Company continues to lease transmission lines, it will remain vulnerable to changes in its lease arrangements, such as price increases and service cancellations. ACC's ability to maintain and expand its business is dependent upon maintaining favorable relationships with the transmission facilities-based carriers from which the Company leases transmission lines, particularly in the U.K., where British Telecom and Mercury Communications Ltd. ("Mercury") are the two principal, dominant carriers. The Company's U.K. operations are highly dependent upon the transmission lines leased from British Telecom. Although the Company believes that its relationships with carriers generally are satisfactory, the deterioration or termination of the Company's relationships with one or more of those carriers could have a material adverse effect upon the Company's business, results of operations and financial condition. Certain of the vendors from whom the Company leases transmission lines, including the 22 former Bell System

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Operating Companies ("RBOCs") and other local exchange carriers, currently are subject to tariff controls and other price constraints which in the future may be changed. Under the 1996 amendments to the U.S. Communications Act of 1934 (the "1996 Act"), constraints on the operations of the RBOCs have been dramatically reduced, which will bring into the long distance market additional competitors from whom the Company leases transmission lines. In addition, regulatory proposals are pending that may affect the prices charged by the RBOCs and other local exchange carriers to the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL ADVERSE EFFECTS OF REGULATION

     The 1996 Act provides specific guidelines under which the RBOCs can provide long distance services, which will permit the RBOCs to compete with the Company in the provision of domestic and international long distance services. The legislation also opens all local service markets to competition from any entity (including, for example, long distance carriers, such as AT&T, cable television companies and utilities). Because the legislation opens the Company's markets to additional competition, particularly from the RBOCs, the Company may be subject to additional competition. Moreover, as a result of and to implement the legislation, certain federal and other governmental regulations will be adopted, amended or modified, and any such adoption, amendment or modification could have a material adverse effect on the Company's business, results of operations and financial condition.

     In the U.S., the Federal Communications Commission ("FCC") and relevant state public service commissions ("PSCs") have the authority to regulate interstate and intrastate rates, respectively, ownership of transmission facilities, and the terms and conditions under which the Company's services are provided. Federal and state regulations and regulatory trends have had, and in the future are likely to have, both positive and negative effects on the Company and its ability to compete. The recent trend in both Federal and state regulation of telecommunications service providers has been in the direction of lessened regulation. In general, neither the FCC nor the relevant state PSCs currently regulate the Company's long distance rates or profit levels, but either or both may do so in the future. However, the general recent trend toward reduced regulation has given AT&T, the largest long distance carrier in the U.S., as well as the RBOCs, increased pricing flexibility that has permitted them to compete more effectively with smaller interexchange carriers, such as the Company. In addition, the commitments made by the U.S. government in the recently-completed World Trade Organization ("WTO") negotiations will allow foreign-affiliated carriers previously prohibited from providing service in the U.S. market to compete with the Company in the U.S. market. There can be no assurance that changes in current or future Federal or state regulations or future judicial changes would not have a material adverse effect on the Company's business, results of operations and financial condition.

     In order to provide their services, interexchange carriers, including the Company, must generally purchase "access" from local exchange carriers to originate calls from and terminate calls in the local exchange telephone networks. Access charges presently represent a significant portion of the Company's network costs in all areas in which it operates. In the U.S., access charges generally are regulated by the FCC and the relevant state PSCs. Under the terms of the AT&T Divestiture Decree, the RBOCs were required to price the "local transport" portion of such access charges on an "equal price per unit of traffic" basis. In November 1993, the FCC implemented new interim rules governing local transport access charges while the FCC considers permanent rules regarding new rate structures for transport pricing and switched access competition. These interim rules have essentially maintained the "equal price per unit of traffic" rule. However, under alternative access charge rate structures being considered by the FCC, local exchange carriers would be permitted to allow volume discounts in the pricing of access charges. More recently, the FCC has commenced a comprehensive review of its regulation of local exchange carrier

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access charges to better account for increasing levels of local competition.
While the outcome of these proceedings is uncertain, if these rate structures are adopted, many small interexchange carriers, including the Company, could be placed at a significant cost disadvantage to larger competitors, because access charges for AT&T and other large interexchange carriers could decrease, and access charges for small interexchange carriers could increase.

     The Company currently competes with the RBOCs and other local exchange carriers such as the GTE Operating Companies ("GTOCs") in the provision of "short haul" toll calls completed within a Local Access and Transport Area ("LATA"). Subject to a number of conditions, the 1996 Act eliminated many of the restrictions which prohibited the RBOCs and GTOCs from providing long-haul, or inter-LATA, toll service, and thus the Company will face additional competition in this market. To complete long-haul and short-haul toll calls, the Company must purchase "access" from the local exchange carriers. The Company must generally price its toll services at levels equal to or below the retail rates established by the local exchange carriers for their own short-haul or long-haul toll rates. To the extent that the local exchange carriers are able to reduce the margin between the access costs to the Company and the retail toll prices charged by local exchange carriers, either by increasing access costs or lowering retail toll rates, or both, the Company will encounter adverse pricing and cost pressures in competing against local exchange carriers in both the short-haul and long-haul toll markets.

     Under the 1996 Act, local exchange carriers must permit resale of their bundled local services and unbundled network elements. Pricing rules for those services were set forth in the 1996 Act, with states directed to approve specific tariffs. At the end of 1996, the New York State PSC ("NYSPSC") replaced temporary wholesale discounts with permanent wholesale discounts of 19.1% for New York Telephone (business and residential) and 17% for Frontier Corp. (business and residential). Discounts were made applicable to centrex, private line and PBX lines.

     On April 1, 1997, the NYPSC adopted permanent rates for unbundled links and certain other unbundled network elements for New York Telephone. The monthly rate for unbundled links in major cities (accounting for approximately 70% of all loops in the state) will be $12.49, plus a recurring $1.90 connection charge. The monthly rate in other areas of the state will be $19.24, plus a $1.90 recurring connection charge. Permanent unbundled link and unbundled network element rates have not yet been established for Frontier Corp. The permanent New York Telephone link rate is lower than the existing temporary rates for New York Telephone's unbundled links; it is greater than the $10.10 rate for the comparable service New York Telephone offers to its own residential customers, but below the rate of approximately $22 for the comparable service New York Telephone offers to its business customers. However, in order to utilize unbundled links, the Company must arrange for collocation in New York Telephone's central offices, which adds significant costs. As a result, the Company's marketing efforts are primarily directed toward business customers (and certain concentrated residential customers) which can be served through the Company's own facilities, rather than through use of unbundled links obtained from New York Telephone or Frontier Corp.

     In Canada, the Canadian Radio-television and Telecommunications Commission ("CRTC") annually reviews the "contribution charges" (the equivalent of access charges in the U.S.) assessed by the dominant carriers for the access lines leased by Canadian long distance resellers, including the Company, from the local telephone companies in Canada. Changes in these contribution charges could have a material adverse effect on the Company's business, results of operations and financial condition. The Canadian long distance telecommunications industry is the subject of ongoing regulatory change. These regulations and regulatory decisions have a direct and material effect on the ability of the Company to conduct its business. The recent trend of such regulatory changes has been to open the market to commercial competition,

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generally to the Company's benefit.  There can be no assurance, however, that any future changes in or additions to laws, regulations, government policy or administrative rulings will not have a material adverse effect on the Company's business, results of operations and financial condition.

     The telecommunications services provided by ACC U.K. are subject to and affected by regulations introduced by the U.K. telecommunications regulatory authority, The Office of Telecommunications ("Oftel"). Since the break up of the U.K. telecommunications duopoly consisting of British Telecom and Mercury in 1991, it has been the stated goal of Oftel to create a competitive marketplace from which detailed regulation could eventually be withdrawn. The regulatory regime currently being introduced by Oftel has a direct and material effect on the ability of the Company to conduct its business. Oftel has imposed mandatory rate reductions on British Telecom in the past, which are expected to continue for the foreseeable future, and this has had and may have, the effect of reducing the prices the Company can charge its customers. In addition, the new access charge control regime to be implemented in 1997 could substantially increase the Company's network costs in the U.K. market, depending upon the levels at which starting charges and price ceilings are set by Oftel. Although the Company is optimistic about its ability to continue to compete effectively in the U.K. market, there can be no assurance that future changes in regulation and government will not have a material adverse effect on the Company's business, results of operations and financial condition.

EXPANSION OF LOCAL EXCHANGE BUSINESS

     The Company anticipates that a significant portion of its growth in its U.S. operations in the future will come from local exchange operations and anticipates incurring approximately $5.8 million in capital expenditures during 1997 relating to the installation of additional local exchange switches in the northeastern United States. The Company has only limited experience in providing local telephone services, having commenced providing such services in 1994. The Company's revenues from local telephone and other services in the U.S. and Canada in 1995 and 1996 were $13.6 million and $26.3 million, respectively, and $5.3 million and $8.8 million, respectively, for the first three months of 1996 and 1997. In order to attract local customers, the Company must offer substantial discounts from the prices charged by local exchange carriers and must compete with other alternative local service companies that offer such discounts. The local service business requires significant initial investments in capital equipment as well as significant initial promotional and selling expenses. Larger, better capitalized local service providers, including AT&T, among others, will be better able to sustain losses associated with discount pricing and initial investments and expenses. Although the Company's local service business generated a small operating profit in 1996, it incurred operating losses in 1994 and 1995 and many companies that compete with the Company's local service business are not profitable. There can be no assurance that the Company will continue to achieve positive cash flow or profitability in its local telephone service business. In addition, the FCC and PSCs are considering regulatory changes in the access charge rate structure which could materially adversely affect the ability of small interexchange carriers, such as the Company, to compete in the provision of local service. See "- Potential Adverse Effects of Regulation."

INCREASING DOMESTIC AND INTERNATIONAL COMPETITION

     The long distance telecommunications industry is highly competitive and is significantly influenced by the marketing and pricing decisions of the larger industry participants. The industry has relatively insignificant barriers to entry, numerous entities competing for the same customers and high churn rates (customer turnover), as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. In each of its markets, the Company competes primarily on the basis of price and also on the basis of customer service and its ability to provide a variety

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of telecommunications services, including the ability to provide both intra-
and inter-LATA toll service. The Company expects competition on the basis of price and service offerings to increase. Although many of the Company's university customers are under multi-year contracts, several of the Company's largest customers (primarily other long distance carriers) are on month-to-month contracts and are particularly price sensitive. Revenues from other resellers accounted for approximately 12.7% of consolidated revenues in 1995, 25.2% of consolidated revenues in 1996 and 18% of consolidated revenues in the first three months of 1997. With respect to these customers, the Company competes almost exclusively on the basis of price.

     Many of the Company's competitors are significantly larger, have substantially greater financial, technical and marketing resources and larger networks than the Company, control more transmission lines and have long-standing relationships with the Company's target customers. These competitors include, among others, AT&T, MCI Telecommunications Corporation ("MCI"), and Sprint Corp. ("Sprint") in the U.S.; Bell Canada, BC Telecom, Inc., AT&T Canada Long Distance Services Company ("AT&T Canada") and Sprint Canada (a subsidiary of Call-Net Telecommunications Inc.) in Canada; and British Telecom, Mercury, AT&T, and WorldCom, Inc. ("Worldcom") in the U.K. Other U.S. carriers also have and are expected to enter the U.K. market. The Company also competes with numerous other long distance providers, some of which focus their efforts on the same business customers targeted by the Company and selected residential customers and colleges and universities, the Company's other target customers. In addition, through its local telephone service business in upstate New York and Massachusetts, the Company competes with New York Telephone Company ("New York Telephone"), Frontier Corp., Citizens Telephone Co., WorldCom and Time Warner and others, including cellular and other wireless providers. Furthermore, corporate transactions such as the proposed merger of Bell Atlantic Corp. and NYNEX Corp., the proposed merger of MCI and British Telecom, the joint venture between MCI and Microsoft Corporation ("Microsoft") under which Microsoft will promote MCI's services, the joint venture among Sprint, Deutsche Telekom AG and France Telecom called Global One, the recently announced joint venture among British Telecom, MCI and Telefonica de Espana SA, and additional mergers, acquisitions and strategic alliances which are likely to occur, could also increase competitive pressures upon the Company and have a material adverse effect on the Company's business, results of operations and financial condition.

     In addition to these competitive factors, recent and pending deregulation in each of the Company's markets may encourage new entrants. For example, as a result of the 1996 Act, RBOCs are allowed to enter the long distance market, AT&T, MCI and other long distance carriers are allowed to enter the local telephone services market, and any entity (including cable television companies and utilities) is allowed to enter both the local service and long distance telecommunications markets. In addition, the FCC has, on several occasions since 1984, approved or required price reductions by AT&T and, in 1995 and 1996, the FCC reclassified AT&T as a "non-dominant" carrier, which substantially reduces the regulatory constraints on AT&T. As the Company expands its geographic coverage, it will encounter increased competition. Moreover, the Company believes that competition in non-U.S. markets is likely to increase and become more similar to competition in U.S. markets over time as such non-U.S. markets continue to experience deregulatory influences. The WTO accord reached in February 1997 is likely to accelerate this trend in some markets. Prices in the long distance industry have declined from time to time in recent years and are likely to continue to decrease. For example, Bell Canada substantially reduced its rates during the first quarter of 1994 and British Telecom substantially reduced its rates in 1996. The Company's competitors may reduce rates or offer incentives to existing and potential customers of the Company. AT&T, in particular, has experienced sharp declines in its market share over recent years and may make aggressive pricing decisions in an effort to halt or reverse this decline. To maintain its competitive position, the Company believes that it must be able to reduce its prices in order to meet reductions in rates, if any, by others. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

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RISKS OF GROWTH AND EXPANSION

     The Company plans to expand its service offerings and principal geographic markets in the United States, Canada and the United Kingdom. In addition, the Company intends to establish a presence in deregulating Western European markets that have high density telecommunications traffic, when the Company believes that business and regulatory conditions warrant. The Company is making preparations to enter the deregulating German market in anticipation of deregulation in 1998, and has recently established a German subsidiary. There can be no assurance, however, that the Company will be able to add service or expand its markets at the rate presently planned by the Company or that the existing regulatory barriers to such expansion will be reduced or eliminated. The Company's rapid growth has placed, and in the future may continue to place, a significant strain on the Company's administrative, operational and financial resources and increased demands on its systems and controls. As the Company increases its service offerings and expands its targeted markets, there will be additional demands on the Company's customer support, sales and marketing and administrative resources and network infrastructure. There can be no assurance that the Company's operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth. The failure to continue to upgrade the administrative, operating and financial control systems or the emergence of unexpected expansion difficulties could materially adversely affect the Company's business, results of operations and financial condition.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     A key component of the Company's strategy is its planned expansion in Western European markets. In the WTO accord reached in February 1997, a number of countries agreed to accelerate or initiate liberalization of their telecommunications markets by allowing increased competition and foreign ownership of telecommunications providers and by adopting measures to ensure reasonable nondiscriminatory interconnection, effective competitive safeguards, and an effective independent regulation. This agreement may, therefore, expand the international opportunities available to the Company. To date, the Company has no experience in providing telecommunications service outside the United States, Canada and the U.K. The Company is making preparations to enter the emerging German market in anticipation of deregulation in 1998. There can be no assurance, however, that the Company will be able to obtain the capital it requires to finance its expansion in international markets on satisfactory terms or at all. In many international markets, protective regulations and long-standing relationships between potential customers of the Company and their local providers create barriers to entry. Where protective regulations are being eliminated, the pro-competitive effect of this action could substantially increase the number of entities competing with the Company. Pursuit of international growth opportunities may require significant investments for an extended period before returns, if any, on such investments are realized. The Company intends to focus in the near term on the expansion of its service offerings, including its local telephone business and Internet services, and expanding its geographic markets to more locations in its existing markets, and when conditions warrant, to deregulating Western European markets. Such expansion, particularly the establishment of new operations or acquisition of existing operations in deregulating international markets, may adversely affect cash flow and operating performance and these effects may be material, as was the case with the Company's U.K. operations in 1994 and 1995. In addition, there can be no assurance that the Company will be able to obtain the permits and operating licenses required for it to operate, hire and train employees or to market, sell and deliver high quality services in these international markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent to doing business on an international level, such as unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political

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risks, fluctuations in currency exchange rates, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws, which could materially adversely impact the success of the Company's international operations. In many countries, the Company may need to enter into a joint venture or other strategic relationship with one or more third parties in order to successfully conduct its operations. There are risks in participating in joint ventures, including the risk that the other participant in the joint venture may at any time have economic, business or legal interests that are inconsistent with those of the joint venture or the Company. As its revenues from its Canadian and U.K. operations increase and as it establishes operations in other countries, an increasing portion of the Company's revenues will be denominated in currencies other than U.S. dollars, although a significant portion of the Company's interest expense may be denominated in U.S. dollars. Therefore, changes in exchange rates (particularly a strengthening of the U.S. dollar) will have a greater effect on the Company's results of operations. There can be no assurance that such factors will not have a material adverse effect on the Company's future operations and, consequently, on the Company's business, results of operations and financial condition. In addition, there can be no assurance that laws or administrative practices relating to taxation, foreign exchange or other matters of countries within which the Company operates will not change. Any such change could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS

     To complete its billing, the Company must record and process massive amounts of data quickly and accurately. The Company believes that the successful implementation and integration of new information systems is important to its continued growth and its ability to monitor costs, to bill customers and to achieve operating efficiencies, but there can be no assurance that the Company will not encounter delays or cost-overruns or suffer adverse consequences in implementing the systems. In addition, as the Company's suppliers revise and upgrade their hardware, software and equipment technology, there can be no assurance that the Company will not encounter difficulties in integrating the new technology into the Company's systems or that the new systems will be appropriate for the Company's business.

RISKS ASSOCIATED WITH ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES

     As part of its business strategy, the Company expects to seek to develop strategic alliances both domestically and internationally and to acquire assets and businesses or make investments in companies that are complementary to its current operations. The Company has no present commitments or agreements with respect to any such strategic alliance, investment or acquisition. Any such future strategic alliances, investments or acquisitions would be accompanied by the risks commonly encountered in strategic alliances with or acquisitions of or investments in companies. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the companies, the potential disruption of the Company's ongoing business, the difficulty of successfully incorporating licensed or acquired technology and rights into the Company's service offerings, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management. In addition, the Company has in the past experienced higher attrition rates with respect to customers obtained through acquisitions, and may again experience higher attrition rates with respect to any customers resulting from future acquisitions. Moreover, to the extent that any such acquisition, investment or alliance involved a business located outside the United States, the transaction would involve the risks associated with international expansion discussed above under "Risks Associated with International Operations."

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There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered with such strategic alliances, investments or acquisitions.

     In addition, if the Company were to proceed with one or more significant strategic alliances, acquisitions or investments in which the consideration consists of cash, a substantial portion of the Company's available cash could be used to consummate the strategic alliances, acquisitions or investments. Many of the businesses that might become attractive acquisition candidates for the Company may have significant goodwill and intangible assets, and acquisitions of these businesses, if accounted for as a purchase, would typically result in substantial amortization charges to the Company. The financial impact of acquisitions, investments and strategic alliances could have a material adverse effect on the Company's business, financial condition and results of operations and could cause substantial fluctuations in the Company's quarterly and yearly operating results.

TECHNOLOGICAL CHANGES MAY ADVERSELY AFFECT COMPETITIVENESS AND FINANCIAL
RESULTS

     The telecommunications industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. There can be no assurance that the Company will maintain competitive services or that the Company will obtain appropriate new technologies on a timely basis or on satisfactory terms.

RISKS ASSOCIATED WITH RAPIDLY CHANGING INDUSTRY

     The international telecommunications industry is changing rapidly due to, among other things, deregulation, privatization of dominant telecommunications providers, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies and free trade. There can be no assurance that one or more of these factors will not vary unpredictably, which could have a material adverse effect on the Company.
There can also be no assurance, even if these factors turn out as anticipated, that the Company will be able to implement its strategy or that its strategy will be successful in this rapidly evolving market. There can be no assurance that the Company will be able to compete effectively or adjust its contemplated plan of development to meet changing market conditions.

     Much of the Company's planned growth is predicated upon the deregulation of telecommunications markets. There can be no assurance that such deregulation will occur when or as anticipated, if at all, or that the Company will be able to grow in the manner or at the rates currently contemplated.

     As a result of existing excess international transmission capacity, the marginal cost of carrying an additional international call is often very low for carriers that own transmission lines. Industry observers have predicted that these low marginal costs may result in significant pricing pressures and that, within a few years after the end of this century, there may be no charges based on the distance a call is carried. Certain of the Company's competitors have introduced calling plans that provide for flat rates on calls within the U.S. and Canada, regardless of time of day or distance of the call. If this type of pricing were to become prevalent, it would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant degree upon the continued contributions of its management team and technical, marketing and sales personnel. The Company's employees may

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voluntarily terminate their employment with the Company at any time.
Competition for qualified employees and personnel in the telecommunications industry is intense and, from time to time, there are a limited number of persons with knowledge of and experience in particular sectors of the telecommunications industry. The Company's success also will depend on its ability to attract and retain qualified management, marketing, technical and sales executives and personnel. The process of locating such personnel with the combination of skills and attributes required to carry out the Company's strategies is often lengthy. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's results of operations, development efforts and ability to expand. There can be no assurance that the Company will be successful in attracting and retaining such executives and personnel. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

RISK ASSOCIATED WITH FINANCING ARRANGEMENTS; DIVIDEND RESTRICTIONS

     The Company's financing arrangements are secured by substantially all of the Company's assets and require the Company to maintain certain financial ratios and restrict the payment of dividends, and the Company anticipates that it will not pay any dividends on Class A Common Stock in the foreseeable future. The Company's secured lenders would be entitled to foreclose upon those assets in the event of a default under the financing arrangements and to be repaid from the proceeds of the liquidation of those assets before the assets would be available for distribution to the Company's other creditors and shareholders in the event that the Company is liquidated. In addition, the collateral security arrangements under the Company's existing financing arrangements may adversely affect the Company's ability to obtain additional borrowings or other capital. The Company may need to raise additional capital from equity or debt sources to finance its projected growth and capital expenditures contemplated for periods after 1996. See the Risk Factor discussion above under "Substantial Indebtedness; Need for Additional Capital" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

HOLDING COMPANY STRUCTURE; RELIANCE ON SUBSIDIARIES FOR DIVIDENDS

     ACC Corp. is a holding company, the principal assets of which are its operating subsidiaries in the U.S., Canada and the U.K. ACC U.S., ACC Canada, ACC U.K. and other operating subsidiaries of the Company are subject to corporate law restrictions on their ability to pay dividends to ACC Corp. There can be no assurance that ACC Corp. will be able to cause its operating subsidiaries to declare and pay dividends or make other payments to ACC Corp. when requested by ACC Corp. The failure to pay any such dividends or make any such other payments could have a material adverse effect upon the Company's business, financial condition and results of operations.

POTENTIAL VOLATILITY OF STOCK PRICE

     The market price of the Class A Common Stock has been and may continue to be, highly volatile. Factors such as variations in the Company's revenue, earnings and cash flow, the difference between the Company's actual results and the results expected by investors and analysts, "buy," "hold" and "sell" ratings by securities analysts and announcements of new service offerings, marketing plans or price reductions by the Company or its competitors could cause the market price of the Class A Common Stock to fluctuate substantially. In addition, the stock markets recently have experienced significant price and volume fluctuations that particularly have affected telecommunications companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating

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


performance of those companies. Such market fluctuations may materially adversely affect the market price of the Class A Common Stock.


RISKS ASSOCIATED WITH DERIVATIVE FINANCIAL INSTRUMENTS

     In the normal course of business, the Company uses various financial instruments, including derivative financial instruments, to hedge its foreign exchange and interest rate risks. The Company does not use derivative financial instruments for speculative purposes. By their nature, all such instruments involve risk, including the risk of nonperformance by counterparties, and the Company's maximum potential loss may exceed the amount recognized on the Company's balance sheet. Accordingly, losses relating to derivative financial instruments could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CURRENCY RISKS; POSSIBLE EFFECT ON FINANCIAL CONDITION, OPERATING RESULTS AND FINANCING COSTS; EXCHANGE CONTROLS

     A significant portion of the Company's assets, sales and earnings are attributable to operations conducted in Canada and the United Kingdom and, in the future, the Company may increase the amount of business it conducts in jurisdictions outside the United States. Consequently, a significant portion of the Company's revenues and expenses are, and, in the future, are expected to continue to be, denominated in non-U.S. currencies. Fluctuations in exchange rates relative to the U.S. dollar may have a material adverse effect upon the Company's business, financial condition or results of operations and could adversely affect the effective interest rate on the Company's U.S. denominated indebtedness. Issuance of the Senior Notes will also increase the Company's expenses denominated in U.S. dollars. To the extent the Operating Companies distribute dividends in non-U.S. currencies in the future, the amount of cash to be received by ACC Corp. will be affected by fluctuations in exchange rates. In addition, certain countries in which the Company may commence operations restrict the expatriation or conversion of currency. See "-Risks Associated with Derivative Financial Instruments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INTERNATIONAL TAX RISKS

     Distributions of earnings and other payments (including interest) received from the Company's operating subsidiaries and affiliates may be subject to withholding taxes imposed by the jurisdictions in which such entities are formed or operating, which will reduce the amount of after-tax cash the Company can receive from its operating companies. In general, a U.S. corporation may claim a foreign tax credit against its federal income tax expense for such foreign withholding taxes and for foreign income taxes paid directly by foreign corporate entities in which the Company owns 10% or more of the voting stock. The ability to claim such foreign tax credits and to utilize net foreign losses is, however, subject to numerous limitations, and the Company may incur incremental tax costs as a result of these limitations or because the Company is not in a tax-paying position in the United States.

     The Company may also be required to include in its income for U.S. federal income tax purposes its proportionate share of certain earnings of those foreign corporate subsidiaries that are classified as "controlled foreign corporations" without regard to whether distributions have been actually received from such subsidiaries.


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RISKS OF ENTRY INTO CELLULAR BUSINESS AND EXPANSION OF INTERNET, PAGING AND
DATA TRANSMISSION BUSINESSES

     The Company believes that offering a full-service portfolio of local, long distance, data transmission and other services is an effective strategy for building upon its market position and obtaining economies of scale in its network and other areas. However, the Company has only limited experience in providing local exchange, Internet, paging and data transmission services in selected markets, and is considering entering the cellular business in Canada when market conditions warrant. The Company may be required to make significant operating and capital investments in order to provide these services. There are numerous operating complexities associated with providing these services. The Company will be required to develop new products, services and systems and new marketing initiatives for selling these services and will also need to implement the necessary billing and collecting systems. The Company may face significant competitive product and pricing pressures in providing these services and entering new markets, and there can be no assurance that the Company's strategy will be successful.

     The Company currently provides service to certain Internet Service Providers (ISPs), and completes calls which originate from New York Telephone and Frontier Corp. customers to those ISPs. Under "reciprocal compensation arrangements" required by the 1996 Act, and as part of the Company's interconnection arrangements (specified by either contractual agreement, or tariff), the Company currently receives compensation when terminating these calls to ISPS. However, New York Telephone has recently given notice it believes such calls are not eligible for such compensation, has requested credit for past calls, and has threatened to refuse to pay for future calls terminated by the Company to the ISPs. Revenue attributable to reciprocal compensation arrangements represented less than $1.0 million during 1996 but could represent larger amounts in future periods. The Company has filed a complaint with the PSC in response to the position taken by New York Telephone, and while confident of a favorable outcome it is unable to predict whether its application will be successful.

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